PERSONAL INVESTMENT POLICY
FOR
SSB CITI ASSET MANAGEMENT GROUP - NORTH AMERICA
AND CERTAIN REGISTERED INVESTMENT COMPANIES

SSB Citi Asset Management Group ("SSB Citi") , and
those U.S.?registered investment companies advised or
managed by SSB Citi that have adopted this policy
("Funds"), have adopted this policy on securities
transactions in order to accomplish two goals: first,
to minimize conflicts and potential conflicts of
interest between employees of SSB Citi and SSB Citi's
clients (including the Funds), and between Fund
directors or trustees and their Funds, and second, to
provide policies and procedures consistent with
applicable law, including Rule 17j-1 under the
Investment Company Act of 1940, to prevent fraudulent
or manipulative practices with respect to purchases
or sales of securities held or to be acquired by
client accounts. All U.S. employees of SSB Citi,
including employees who serve as Fund officers or
directors, and all directors or trustees
("directors") of each Fund, are Covered Persons under
this policy.  Other Covered Persons are described in
Section II below.
I.	Statement of Principles - All SSB Citi
employees owe a fiduciary duty to SSB Citi's clients when conducting their personal investment transactions. Employees must place the interests of clients first and avoid activities, interests and relationships that might interfere with the duty to make decisions in the best interests of the clients.
All Fund directors owe a fiduciary duty to each Fund of which they are a director and to that Fund's shareholders when conducting their personal investment transactions. At all times and in all matters Fund directors shall place the interests of their Funds before their personal interests. The fundamental standard to be followed in personal securities transactions is that Covered Persons may not take inappropriate advantage of their positions.
All personal securities transactions by Covered
Persons shall adhere to the requirements of this policy and shall be conducted in such a manner as to avoid any actual or potential conflict of interest, the appearance of such a conflict, or the abuse of the person's position of trust and responsibility.
While this policy is designed to address both identified conflicts and potential conflicts, it cannot possibly be written broadly enough to cover all potential situations. In this regard, Covered
Persons are expected to adhere not only to the letter, but also the spirit of the policies contained herein.
Employees are reminded that they also are subject to other Citigroup policies, including policies on insider trading, the purchase and sale of securities listed on any applicable SSB Citi restricted list, the receipt of gifts and service as a director of a publicly traded company. Employees must never trade in a security or commodity while in possession of material, non-public information about the issuer or the market for those securities or commodities, even if the employee has satisfied all other requirements of this policy.
The reputation of SSB Citi and its employees for straightforward practices and integrity is a priceless asset, and all employees have the duty and obligation to support and maintain it when conducting their personal securities transactions.

II.	Applicability - SSB Citi Employees - This
policy applies to all U.S. employees of SSB Citi,
including part-time employees. Each employee,
including employees who serve as Fund officers or
directors, must comply with all of the provisions of
the policy applicable to SSB Citi employees unless
otherwise indicated. Certain employees are considered
to be "investment personnel" (i.e., portfolio
managers, traders and research analysts (and each of
their assistants)), and as such, are subject to
certain additional restrictions outlined in the
policy. All other employees of SSB Citi are
considered to be "advisory personnel."
Generally, temporary personnel and consultants
working in any SSB Citi business are subject to the
same provisions of the policy as full-time employees,
and their adherence to specific requirements will be
addressed on a case-by-case basis.
The personal investment policies, procedures and
restrictions referred to herein also apply to an
employee's spouse and minor children. The policies
also apply to any other account over which the
employee is deemed to have beneficial ownership. This
includes: accounts of any immediate family members
sharing the same household as the employee; accounts
of persons or other third parties for whom the
employee exercises investment discretion or gives
investment advice; a legal vehicle in which the
employee has a direct or indirect beneficial interest
and has power over investment decisions; accounts for
the benefit of a third party (e.g., a charity) which
may be directed by the employee (other than in the
capacity of an employee); and any account over which
the employee may be deemed to have control. For a
more detailed description of beneficial ownership,
see Exhibit A attached hereto.
These policies place certain restrictions on the
ability of an employee to purchase or sell securities
that are being or have been purchased or sold by an
SSB Citi managed fund or client account.  The
restrictions also apply to securities that are
"related" to a security being purchased or sold by an
SSB Citi managed fund or client account.  A "related
security" is one whose value is derived from the
value of another security (e.g., a warrant, option or
an indexed instrument).
Fund Directors - This policy applies to all directors
of Funds that have adopted this policy.  The personal
investment policies, procedures and restrictions that
specifically apply to Fund directors apply to all
accounts and securities in which the director has
direct or indirect beneficial ownership.  See Exhibit
A attached hereto for a more detailed description of
beneficial ownership.
Securities are defined as stocks, notes, bonds,
closed-end mutual funds, debentures, and other
evidences of indebtedness, including senior debt,
subordinated debt, investment contracts, commodity
contracts, futures and all derivative instruments
such as options, warrants and indexed instruments,
or, in general, any interest or instrument commonly
known as a "security."
III.	Enforcement - It is the responsibility of each
Covered Person to act in accordance with a high
standard of conduct and to comply with the policies
and procedures set forth in this document.  SSB Citi
takes seriously its obligation to monitor the
personal investment activities of its employees.  Any
violation of this policy by employees will be
considered serious, and may result in disciplinary
action, which may include the unwinding of trades,
disgorgement of profits, monetary fine or censure,
and suspension or termination of employment.  Any
violation of this policy by a Fund director will be
reported to the Board of Directors of the applicable
Fund, which may impose such sanctions as it deems
appropriate.
IV.	Opening and Maintaining Employee Accounts - All
employee brokerage accounts, including spouse
accounts, accounts for which the employee is deemed
to have beneficial ownership, and any other accounts
over which the employee and/or spouse exercise
control, must be maintained either at Salomon Smith
Barney ("SSB") or at Citicorp Investment Services
("CIS").   For spouses or other persons who, by
reason of their employment, are required to conduct
their securities, commodities or other financial
transactions in a manner inconsistent with this
policy, or in other exceptional circumstances,
employees may submit a written request for an
exemption to the Compliance Department.  If approval
is granted, copies of trade confirmations and monthly
statements must be sent to the Compliance Department.
In addition, all other provisions of this policy will
apply.
V.	 Excluded Accounts and Transactions - The
following types of accounts/transactions need not be
maintained at SSB or CIS, nor are they subject to the
other restrictions of this policy:
1.	Accounts at outside mutual funds that hold only
shares of open-end funds purchased directly from that
fund company. Note: transactions relating to
closed-end funds are subject to the pre-clearance,
blackout period and other restrictions of this
policy;
2.	Estate or trust accounts in which an employee
or related person has a beneficial interest, but no
power to affect investment decisions.  There must be
no communication between the account(s) and the
employee with regard to investment decisions prior to
execution.  The employee must direct the trustee/bank
to furnish copies of confirmations and statements to
the Compliance Department;
3.	Fully discretionary accounts managed by either
an internal or external registered investment adviser
are permitted and may be custodied away from SSB and
CIS if (i) the employee receives permission from the
Regional Director of Compliance and the unit's Chief
Investment Officer, and (ii) there is no
communication between the manager and the employee
with regard to investment decisions prior to
execution.  The employee must designate that copies
of trade confirmations and monthly statements be sent
to the Compliance Department;
4.	Employees may participate in direct investment
programs which allow the purchase of securities
directly from the issuer without the intermediation
of a broker/dealer provided that the timing and size
of the purchases are established by a pre-arranged,
regularized schedule (e.g., dividend reinvestment
plans).  Employees must pre-clear the transaction at
the time that the dividend reinvestment plan is being
set up.  Employees also must provide documentation of
these arrangements and direct periodic (monthly or
quarterly) statements to the Compliance Department;
and
5.	In addition to the foregoing, the following
types of securities are exempted from pre-clearance,
blackout periods, reporting and short-term trading
requirements: open-ended mutual funds; open-end unit
investment trusts; U.S. Treasury bills, bonds and
notes; mortgage pass-throughs (e.g. Ginnie Maes) that
are direct obligations of the U.S. government;
bankers acceptances; bank certificates of deposit;
commercial paper; and high quality short-term debt
instruments (meaning any instrument that has a
maturity at issuance of less than 366 days and that
is rated in one of the two highest rating categories
by a nationally recognized statistical rating
organization, such as S&P or Moody's), including
repurchase agreements.
VI.	Securities Holding Period/Short-Term Trading -
Securities transactions must be for investment
purposes rather than for speculation.  Consequently,
employees may not profit from the purchase and sale,
or sale and purchase, of the same or equivalent
securities within sixty (60) calendar days,
calculated on a First In, First Out (FIFO) basis
(i.e., the security may be sold on the 61st  day).
Citigroup securities received as part of an
employee's compensation are not subject to the 60-day
holding period.  All profits from short-term trades
are subject to disgorgement.  However, with the prior
written approval of both a Chief Investment Officer
and the Regional Director of Compliance, and only in
rare and/or unusual circumstances, an employee may
execute a short-term trade that results in a
significant loss or in break-even status.
VII.	Pre-Clearance - All SSB Citi employees must
pre-clear all personal securities transactions (see
Section V for a listing of accounts, transactions and
securities that do not require pre-clearance). A copy
of the pre-clearance form is attached as Exhibit B.
In addition, employees are prohibited from engaging
in more than twenty (20) transactions in any calendar
month, except with prior written approval from their
Chief Investment Officer, or designee.  A transaction
must not be executed until the employee has received
the necessary approval.  Pre-clearance is valid only
on the day it is given.  If a transaction is not
executed on the day pre-clearance is granted, it is
required that pre-clearance be sought again on a
subsequent day (i.e., open orders, such as limit
orders, good until cancelled orders and stop-loss
orders, must be pre-cleared each day until the
transaction is effected).  In connection with
obtaining approval for any personal securities
transaction, employees must describe in detail any
factors which might be relevant to an analysis of the
possibility of a conflict of interest.  Any trade
that violates the pre-clearance process may be
unwound at the employee's expense, and the employee
will be required to absorb any resulting loss and to
disgorge any resulting profit.
In addition to the foregoing, the CGAM NA Director of
Global Equity Research, or his designate, must
approve all personal securities transactions for
members of the CGAM Research Department prior to pre-
clearance from the Compliance Department as set forth
in this section.  Pre-approval by the Director of
Research, or his designate, is in addition to and
does not replace the requirement for the pre-
clearance of all personal securities transactions.
VIII.	Blackout Periods - No Covered Person shall
purchase or sell, directly or indirectly, any
security in which he/she has, or by reason of the
transaction acquires, any direct or indirect
beneficial ownership if he/she has knowledge at the
time of such transaction that the security is being
purchased or sold, or is being considered for
purchase or sale, by a managed fund or client account
or in the case of a Fund director, by the director's
Fund. In addition, the following Blackout Periods
apply to the categories of SSB Citi employees listed
below:
1.	Portfolio Managers and Portfolio Manager
Assistants - may not buy or sell any securities for
personal accounts seven (7) calendar days before or
after managed funds or client accounts he/she manages
trade in that security.
2.	Traders and Trader Assistants - may not buy or
sell any securities for personal accounts three (3)
calendar days before or seven (7) calendar days after
managed funds or client accounts he/she executes
trades for trade in that security.
3.	Research Analysts and Research Assistants - may
not buy or sell any securities for personal accounts:
seven (7) calendar days before or after the issuance
of or a change in any recommendation; or seven (7)
calendar days before or after any managed fund or
client account about which the employee is likely to
have trading or portfolio information (as determined
by the Compliance Department) trades in that
security.
4.	Advisory Personnel (see Section II for details)
- may not buy or sell any securities for personal
accounts on the same day that a managed fund or
client account about which the employee is likely to
have trading or portfolio information (as determined
by the Compliance Department) trades in that
security.
5.	Unit Trust Personnel - all employees assigned
to the Unit Trust Department are prohibited from
transacting in any security when a SSB Citi-sponsored
Unit Trust portfolio is buying the same (or a
related) security, until seven business days after
the later of the completion of the accumulation
period or the public announcement of the trust
portfolio.  Similarly, all UIT employees are
prohibited from transacting in any security held in a
UIT (or a related security) seven business days prior
to the liquidation period of the trust.
Employees in the above categories may also be
considered Advisory Personnel for other accounts
about which the employee is likely to have trading or
portfolio information (as determined by the
Compliance Department).
Any violation of the foregoing provisions will
require the employee's trade to be unwound, with the
employee absorbing any resulting loss and disgorging
any resulting profit.  Advisory personnel are subject
to the unwinding of the trade provision; however,
they may not be required to absorb any resulting loss
(at the discretion of the Compliance Department and
the employee's supervisor).  Please be reminded that,
regardless of the provisions set forth above, all
employees are always prohibited from effecting
personal securities transactions based on material,
non-public information.
Blackout period requirements shall not apply to any
purchase or sale, or series of related transactions
involving the same or related securities, involving
500 or fewer shares in the aggregate if the issuer
has a market capitalization (outstanding shares
multiplied by the current price per share) greater
than $10 billion and is listed on a U.S. Stock
Exchange or NASDAQ. Note: Pre-clearance is still
required. Under certain circumstances, the Compliance
Department may determine that an employee may not
rely upon this "Large Cap/De Minimis" exemption. In
such a case, the employee will be notified prior to
or at the time the pre-clearance request is made.
IX.	Prohibited Transactions - The following
transactions by SSB Citi employees are prohibited
without the prior written approval from the Chief
Investment Officer, or designee, and the Regional
Compliance Director:
1.	The purchase of private placements; and
2.	The acquisition of any securities in an initial
public offering (new issues of municipal debt
securities may be acquired subject to the other
requirements of this policy (e.g., pre-clearance).)
X.	Transactions in Options and Futures - SSB Citi
employees may buy or sell derivative instruments such
as individual stock options, options and futures on
indexes and options and futures on fixed-income
securities, and may buy or sell physical commodities
and futures and forwards on such commodities.  These
transactions must comply with all of the policies and
restrictions described in this policy, including pre-
clearance, blackout periods, transactions in
Citigroup securities and the 60-day holding period.
However, the 60-day holding period does not apply to
individual stock options that are part of a hedged
position where the underlying stock has been held for
more than 60 days and the entire position (including
the underlying security) is closed out.
XI.	Prohibited Recommendations - No Covered Person
shall recommend or execute any securities transaction
by any managed fund or client account, or, in the
case of a Fund director, by the director's Fund,
without having disclosed, in writing, to the Chief
Investment Officer, or designee, any direct or
indirect interest in such securities or issuers,
except for those securities purchased pursuant to the
"Large Cap/De Minimis" exemption described in Section
VIII above.  Prior written approval of such
recommendation or execution also must be received
from the Chief Investment Officer, or designee. The
interest in personal accounts could be in the form
of:
1.	Any direct or indirect beneficial ownership of
any securities of such issuer;
2.	Any contemplated transaction by the person in
such securities;
3.	Any position with such issuer or its
affiliates; or
4.	Any present or proposed business relationship
between such issuer or its affiliates and the person
or any party in which such person has a significant
interest.
XII.	Transactions in Citigroup Securities - Unless
an SSB Citi employee is a member of a designated
group subject to more restrictive provisions, or is
otherwise notified to the contrary, the employee may
trade in Citigroup securities without restriction
(other than the pre-clearance and other requirements
of this policy), subject to the limitations set forth
below.
Employees whose jobs are such that they know about
Citigroup's quarterly earnings prior to release may
not engage in any transactions in Citigroup
securities during the "blackout periods" beginning on
the first day of a calendar quarter and ending on the
second business day following the release of earnings
for the prior quarter.  Members of the SSB Citi
Executive Committee and certain other senior SSB Citi
employees are subject to these blackout periods.
Stock option exercises are permitted during a
blackout period (but the simultaneous exercise of an
option and sale of the underlying stock is
prohibited).  With regard to exchange traded options,
no transactions in Citigroup options are permitted
except to close or roll an option position that
expires during a blackout period.  Charitable
contributions of Citigroup securities may be made
during the blackout period, but an individual's
private foundation may not sell donated Citigroup
common stock during the blackout period.  "Good 'til
cancelled" orders on Citigroup stock must be
cancelled before entering a blackout period and no
such orders may be entered during a blackout period.
No employee may engage at any time in any personal
transactions in Citigroup securities while in
possession of material non-public information.
Investments in Citigroup securities must be made with
a long-term orientation rather than for speculation
or for the generation of short-term trading profits.
In addition, please note that employees may not
engage in the following transactions:
Short sales of Citigroup securities;
Purchases or sales of options ("puts" or
"calls") on Citigroup securities, except writing a
covered call at a time when the securities could have
been sold under this policy;
Purchases or sales of futures on Citigroup
securities; or
Any transactions relating to Citigroup
securities that might reasonably appear speculative.
The number of Citigroup shares an employee is
entitled to in the Citigroup Stock Purchase Plan is
not treated as a long stock position until such time
as the employee has given instructions to purchase
the shares of Citigroup.  Thus, employees are not
permitted to use options to hedge their financial
interest in the Citigroup Stock Purchase Plan.
Contributions into the firm's 401(k) Plan are not
subject to the restrictions and prohibitions
described in this policy.
XIII.	Acknowledgement and Reporting Requirements -
SSB Citi Employees - All new SSB Citi employees must
certify that they have received a copy of this
policy, and have read and understood its provisions.
In addition, all SSB Citi employees must:
1.	Acknowledge receipt of the policy and any
modifications thereof, in writing (see Exhibit C for
the form of Acknowledgement);
2.	Within 10 days of becoming an SSB Citi
employee, disclose in writing all information with
respect to all securities beneficially owned and any
existing personal brokerage relationships (employees
must also disclose any new brokerage relationships
whenever established).  Such information should be
provided on the form attached as Exhibit D;
3.	Direct their brokers to supply, on a timely
basis, duplicate copies of confirmations of all
personal securities transactions (Note: this
requirement may be satisfied through the transmission
of automated feeds);
4.	Within 10 days after the end of each calendar
quarter, provide information relating to securities
transactions executed during the previous quarter for
all securities accounts (Note:  this requirement may
be satisfied through the transmission of automated
feeds);
5.	Submit an annual holdings report containing
similar information that must be current as of a date
no more than 30 days before the report is submitted,
and confirm at least annually all brokerage
relationships and any and all outside business
affiliations  (Note: this requirement may be
satisfied through the transmission of automated feeds
or the regular receipt of monthly brokerage
statements); and
6.	Certify on an annual basis that he/she has read
and understood the policy, complied with the
requirements of the policy and that he/she has pre-
cleared and disclosed or reported all personal
securities transactions and securities accounts
required to be disclosed or reported pursuant to the
requirements of the policy.
Fund Directors - Fund Directors shall deliver the
information required by Items 1 through 6 of the
immediately preceding paragraph, except that a Fund
director who is not an "interested person" of the
Fund within the meaning of Section 2(a)(19) of the
Investment Company Act of 1940, and who would be
required to make reports solely by reason of being a
Fund Director, is not required to make the initial
and annual holdings reports required by Items 2 and
5.  Also, a "non-interested" Fund Director need not
supply duplicate copies of confirmations of personal
securities transactions required by Item 3, and need
only make the quarterly transactions reports required
by Item 4 as to any security if at the time of a
transaction by the Director in that security, he/she
knew or in the ordinary course of fulfilling his/her
official duties as a Fund Director should have known
that, during the 15-day period immediately preceding
or following the date of that transaction, that
security is or was purchased or sold by that
Director's Fund or was being considered for purchase
or sale by that Director's Fund.
Disclaimer of Beneficial Ownership - The reports
described in Items 4 and 5 above may contain a
statement that the reports shall not be construed as
an admission by the person making the reports that
he/she has any direct or indirect beneficial
ownership in the securities to which the reports
relate.
XIV.	Handling of Disgorged Profits - Any amounts
that are paid/disgorged by an employee under this
policy shall be donated by SSB Citi to one or more
charities.  Amounts donated may be aggregated by SSB
Citi and paid to such charity or charities at the end
of each year.
XV.	Confidentiality - All information obtained from
any Covered Person pursuant to this policy shall be
kept in strict confidence, except that such
information will be made available to the Securities
and Exchange Commission or any other regulatory or
self-regulatory organization or to the Fund Boards of
Directors to the extent required by law, regulation
or this policy.
XVI.	Other Laws, Rules and Statements of Policy -
Nothing contained in this policy shall be interpreted
as relieving any person subject to the policy from
acting in accordance with the provision of any
applicable law, rule or regulation or, in the case of
SSB Citi employees, any statement of policy or
procedure governing the conduct of such person
adopted by Citigroup, its affiliates and
subsidiaries.
XVII.	Retention of Records - All records relating to
personal securities transactions hereunder and other
records meeting the requirements of applicable law,
including a copy of this policy and any other
policies covering the subject matter hereof, shall be
maintained in the manner and to the extent required
by applicable law, including Rule 17j-1 under the
1940 Act. The Compliance Department shall have the
responsibility for maintaining records created under
this policy.
XVIII.	Monitoring - SSB Citi takes seriously its
obligation to monitor the personal investment
activities of its employees and to review the
periodic reports of all Covered Persons.  Employee
personal investment transaction activity will be
monitored by the Compliance Department.  All noted
deviations from the policy requirements will be
referred back to the employee for follow-up and
resolution (with a copy to be supplied to the
employee's supervisor).  Any noted deviations by Fund
directors will be reported to the Board of Directors
of the applicable Fund for consideration and follow-
up as contemplated by Section III hereof.
XIX.	Exceptions to the Policy - Any exceptions to
this policy must have the prior written approval of
both the Chief Investment Officer and the Regional
Director of Compliance.  Any questions about this
policy should be directed to the Compliance
Department.
XX.	Board Review - Fund management and SSB Citi
shall provide to the Board of Directors of each Fund,
on a quarterly basis, a written report of all
material violations of this policy, and at least
annually, a written report and certification meeting
the requirements of Rule 17j-1 under the 1940 Act.
XXI.	Other Codes of Ethics - To the extent that any
officer of any Fund is not a Covered Person
hereunder, or an investment subadviser of or
principal underwriter for any Fund and their
respective access persons (as defined in Rule 17j-1)
are not Covered Persons hereunder, those persons must
be covered by separate codes of ethics which are
approved in accordance with applicable law.
XXII.	 Amendments - SSB Citi Employees - Unless
otherwise noted herein, this policy shall become effective as to all SSB Citi employees on March 30, 2000. This policy may be amended as to SSB Citi employees from time to time by the Compliance
Department. Any material amendment of this policy shall be submitted to the Board of Directors of each Fund for approval in accordance with Rule 17j-1 under the 1940 Act.
	Fund Directors - This policy shall become effective as to a Fund upon the approval and adoption of this policy by the Board of Directors of that Fund in accordance with Rule 17j-1 under the 1940 Act or at such earlier date as determined by the Secretary of the Fund. Any material amendment of this policy that applies to the directors of a Fund shall become effective as to the directors of that Fund only when the Board of Directors of that Fund has approved the amendment in accordance with Rule 17j-1 or at such earlier date as determined by the Secretary of the Fund.



March 15, 2000


		   EXHIBIT A

EXPLANATION OF BENEFICIAL OWNERSHIP

You are considered to have "Beneficial Ownership" of Securities if you have or share a direct or indirect
"Pecuniary Interest" in the Securities.

You have a "Pecuniary Interest" in Securities if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities.

The following are examples of an indirect Pecuniary
Interest in Securities:

1.	Securities held by members of your immediate
family sharing the same household; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these Securities will not provide you with any economic benefit.

"Immediate family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

2.	Your interest as a general partner in
Securities held by a general or limited partnership.

3.	Your interest as a manager-member in the
Securities held by a limited liability company.

You do not have an indirect Pecuniary Interest in Securities held by a corporation, partnership, limited liability company or other entity in which you hold an equity interest, unless you are a controlling equityholder or you have or share investment control over the Securities held by the entity.

The following circumstances constitute Beneficial
Ownership by you of Securities held by a trust:

1.	Your ownership of Securities as a trustee where
either you or members of your immediate family have a vested interest in the principal or income of the trust.

2.	Your ownership of a vested interest in a trust.

3.	Your status as a settlor of a trust, unless the
consent of all of the beneficiaries is required in order for you to revoke the trust.

The foregoing is a summary of the meaning of "beneficial ownership". For purposes of the attached policy, "beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of
Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder